UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 30, 2007
PRG-Schultz International, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information set forth below in response to Item 2.01 with respect to the Sale Agreement (as defined below) and the non-competition agreements is incorporated by reference into this Item 1.01.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On May 30, 2007, PRG-Schultz International, Inc. (“PRG”) sold its Meridian VAT business (“Meridian”) to Averio Holdings Limited, a Dublin, Ireland based company affiliated with management of Meridian (“Purchaser”). To effect the transaction, PRG sold all of the outstanding capital stock of its subsidiaries, Meridian VAT Reclaim Operations Limited and Meridian VAT Reclaim Services Limited, to Purchaser, and novated to Purchaser certain intracompany loans totaling approximately EUR 17.6 million, all pursuant to the terms of a Sale of Shares Agreement, dated as of May 30, 2007 (the “Sale Agreement”). PRG received net proceeds from the sale, after repayment of approximately EUR 2.4 million (approximately U.S. $3.2 million) of intercompany loans owed to Meridian, of approximately EUR 16.8 million (approximately U.S. $22.5 million). Purchaser is also required to pay PRG, as additional purchase price consideration, EUR 1.5 million (approximately U.S. $2.0 million) on each of December 31, 2007, 2008 and 2009. However, the additional payments owed by Purchaser on December 31, 2008 and 2009 are subject to certain “place of supply” rules remaining in effect in the European Union without amendment prior to the relevant payment date. All U.S. dollar equivalents provided herein are based on current exchange rates and, as a result, the actual U.S. dollar value of future payments to be made by Purchaser could vary.
The Sale Agreement includes customary representations and warranties of the parties and also includes a mutual release of all claims arising prior to the closing associated with the Meridian business. Both PRG and Purchaser have also agreed to indemnify the other for breaches of the representations and warranties included in the Sale Agreement subject, in the case of indemnification by PRG, to minimum and aggregate amount thresholds set forth in the Sale Agreement.
In connection with the sale of Meridian to Purchaser, PRG and Purchaser have also entered into non-competition agreements. Under these agreements, PRG has agreed that for a period of three years it will not provide certain VAT recovery services, and the Purchaser has agreed that for the same three year period, it will not (i) provide audit recovery services within Austria, Belgium, the Czech Republic, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Poland, Portugal, Slovakia, Spain, Sweden, Switzerland, the United Kingdom, or the State of New York or the State of Georgia and (ii) will not provide certain VAT recovery services to certain identified entities. These non-competition agreements also include confidentiality and non-solicitation provisions.
Copies of the Sale Agreement and the respective non-competition agreements are included herein as Exhibits 2.1, 10.1 and 10.2, respectively, and are incorporated herein by reference. The description of such agreements in this Item 2.01 is qualified in its entirety by reference to the full text of such agreements.
In connection with the sale of Meridian, PRG is filing with this Current Report, as Exhibit 99.1 hereto, pro forma consolidated financial information as of and for the three months ended March 31, 2007 and for the year ended December 31, 2006 as if the sale of Meridian had occurred on the assumed dates set forth in the pro forma financial statements.

Item 9.01 Financial Statements and Exhibits.
(b)     Pro Forma Financial Information.
     Pro forma financial information pursuant to Article 11 of Regulation S-X reflecting the sale of Meridian is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
(d)     Exhibits.

2.1	Sale of Shares Agreement, dated as of May 30, 2007, by and among PRG-Schultz International, Inc., Meridian Corporation Limited and Averio Holdings Limited

10.1	Non-Competition Agreement, dated as of May 30, 2007, by and between PRG-Schultz International, Inc. and Averio Holdings Limited

10.2	Non-Competition Agreement, dated as of May 30, 2007, by and between Averio Holdings Limited and PRG-Schultz International, Inc.

99.1	Pro Forma Consolidated Financial Information reflecting the sale of Meridian

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-Schultz International, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: June 5, 2007